Exhibit 99.1

TARP CHIEF EXECUTIVE OFFICER CERTIFICATION

UST Sequence Number 931

“I, Susan K. Still, President and CEO, certify, based on my knowledge, that:

(i) The Corporate Governance Committee of HomeTown Bankshares Corporation (“HOMETOWN BANKSHARES”), which serves as the compensation committee of HOMETOWN BANKSHARES, has discussed, reviewed, and evaluated with the senior risk officer at least every six months during any part of the most recently completed fiscal year that was a TARP period, the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to HOMETOWN BANKSHARES;

(ii) The Corporate Governance Committee of HOMETOWN BANKSHARES has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of HOMETOWN BANKSHARES, and during that same applicable period has identified any features of the employee compensation plans that pose risks to HOMETOWN BANKSHARES and has limited those features to ensure that HOMETOWN BANKSHARES is not unnecessarily exposed to risks;

(iii) The Corporate Governance Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of HOMETOWN BANKSHARES to enhance the compensation of an employee, and has limited any such features;

(iv) The Corporate Governance Committee of HOMETOWN BANKSHARES will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Corporate Governance Committee of HOMETOWN BANKSHARES will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of HOMETOWN BANKSHARES;

(B) Employee compensation plans that unnecessarily expose HOMETOWN BANKSHARES to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of HOMETOWN BANKSHARES to enhance the compensation of an employee;

(vi) HOMETOWN BANKSHARES has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and six next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) HOMETOWN BANKSHARES has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) HOMETOWN BANKSHARES has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) HOMETOWN BANKSHARES and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period;

(x) HOMETOWN BANKSHARES will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) HOMETOWN BANKSHARES will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) HOMETOWN BANKSHARES will disclose whether HOMETOWN BANKSHARES, the board of directors of HOMETOWN BANKSHARES, or the compensation committee of HOMETOWN BANKSHARES has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) HOMETOWN BANKSHARES has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) HOMETOWN BANKSHARES has substantially complied with all other requirements related to employee compensation that are provided in the agreement between HOMETOWN BANKSHARES and Treasury, including any amendments;

(xv) HOMETOWN BANKSHARES has submitted to Treasury a complete and accurate list of the SEOs and the six next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).”

March 28, 2013	/s/ Susan K. Still
Date	Susan K. Still, President and CEO